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                                                                    Exhibit 99.3

Media Contact:                                        Financial Analyst Contact:
Kathy Hart                                            Gerald B. Curran
404-851-0445                                          404-851-0397
404-851-0446 FAX                                      404-851-0324 FAX
KHART@LAROCHEIND.COM                                  GCURRAN@LAROCHEIND.COM

FOR IMMEDIATE RELEASE:     March 10, 2000

                LAROCHE INDUSTRIES TO WITHHOLD INTEREST PAYMENT;
                         COMMENCES RESTRUCTURING EFFORTS

ATLANTA - MARCH 10, 2000 - LaRoche Industries announced today that its board of directors has approved a resolution that the company will not make the scheduled March 15, 2000 bond interest payment of $8.3 million on its 9 1/2% Senior Subordinated Notes due 2007, while it continues its efforts on the development of a financial restructuring plan. The notes provide for a grace period of 30 days in which to make the payment.

         The company has commenced and scheduled further discussions with its bank group, Senior Subordinated noteholders and their financial and legal advisors regarding a capital restructuring designed to de-leverage the company.

         The company's bank group continues its support of the company and its restructuring efforts by providing continued access to an existing credit facility and entering into a Forbearance Agreement despite noncompliance with certain requirements of the company's credit facility.

         "We are actively negotiating with our bondholders, focusing largely on an equitization strategy," said Gerald B. Curran, vice president and chief financial officer for LaRoche Industries. Chanin Capital Partners is leading the discussions for LaRoche.

         Curran stated that the company's operations and business activities will continue to function as usual throughout the negotiations and restructuring effort.

         Details regarding the Amendment No. 7 and Forbearance Agreement can be found in the exhibits to the company's 8-K filed with the Securities and Exchange Commission on March 10, 2000.

         LaRoche Industries is a privately held, global producer and distributor of nitrogen, chlor-alkali and fluorocarbon chemical products.

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LAROCHE INDUSTRIES - PAGE TWO
MARCH 10, 2000

Note: This news release contains forward-looking statements regarding the business outlook for the company that are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on a number of assumptions and forecasts, and actual results may be materially different from those expressed or implied by such statements. Factors affecting future results include, but are not limited to, changes in the demand for and pricing of products, changes in industry production capacities, and changes in the supply of and costs of significant raw materials. Discussion of these and other factors and risks are discussed in detail in the company's filings with the Securities and Exchange Commission.

                                      (end)